Exhibit 10.34
EXECUTION VERSION
CONSULTING AGREEMENT
THIS CONSULTING AGREEMENT (“Agreement”) is made effective as of the 24th day of October, 2007 (the “Effective Date”), by and between Quepasa Corporation (the “Company”), Valdez Productions, Inc. (“Valdez Productions”) and Jeffrey Valdez (“Mr. Valdez” and together with Valdez Productions, the “Consultant” and collectively with the Company, the “Parties”).
RECITALS
WHEREAS, Mr. Valdez is a co-founder of SiTV, Inc. and, while acting as Chairman and Chief Creative Officer for SiTV, Inc., established SiTV, Inc.’s presence in the cable television marketplace;
WHEREAS, due to Mr. Valdez’s creative expertise and invaluable vision relating to the Latino marketplace, Mr. Valdez was recently appointed to serve as the non-executive Chairman of the Board of the Company and the Company now desires to retain Mr. Valdez to perform non-exclusive consulting services, except as otherwise provided herein, for the Company through Valdez Productions; and
WHEREAS, Valdez Productions, Mr. Valdez and the Company wish to enter into this Agreement to set forth the obligations and responsibilities of each in connection with their contractual relationship.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the Parties hereto agree as follows:
AGREEMENT
1. NATURE OF WORK
Valdez Productions will provide the Company with the consulting services of Mr. Valdez in the areas of web based programming content, marketing, branding of the Company and any other consulting services mutually agreed between the Parties that is determined by the Parties to be beneficial to the Company (the “Services”). The Consultant shall provide the Services on a non-exclusive basis, except in the case of consulting services for internet programming content produced in Spanish that does not conflict with Consultant’s agreement with Maya Entertainment (“Special Services”), and in such case, the Consultant shall provide the Special Services on an exclusive basis. The Parties agree that Consultant shall only use the Consultant Intellectual Property (as defined herein) relating to the Special Services for media programming targeting English speaking audiences. The Company acknowledges that Valdez has and is currently involved creatively and sits on the Board of Si TV, Maya Entertainment, Valdez Productions and Sandbox Entertainment (the “Affiliated Businesses”) and to the extent agreements relating to these entities conflict with this Agreement, this Agreement shall be subordinate to such pre-existing agreements. The Company acknowledges that the Affiliated Businesses are all involved in the bilingual, English and Spanish language media (including television and internet) media space.
2. DURATION
The term of this Agreement shall be from the Effective Date, and, unless otherwise terminated, shall continue until the first (1st) anniversary of the Effective Date, following which the Term shall automatically renew for successive three (3) month periods unless and until a party delivers at least thirty (30) days prior written notice of the desire to terminate this Agreement to the other parties, in which this Agreement will expire thirty (30) days from the date such notice is received (the “Term”). Notwithstanding the above and in the event that the Company becomes involved in the television business during the Term, subject to Section 12, the Company will have the option to renegotiate in good faith the Agreement and the Term hereof realizing that Mr. Valdez currently has a non compete agreement with Si TV that prohibits him from launching an “English Language Latino Themed cable nerwork.”

3. COMPENSATION
(a) Monthly Payment for Services. For the Services rendered under this Agreement, the Company will pay to Valdez Productions Eight Thousand Three Hundred and Thirty-Three Dollars ($8,333.00) per month for the Term of this Agreement. At the election of the Consultant, such payment may be made in the form of options to purchase the Company’s common stock. Valdez Productions shall provide monthly invoices for the Services rendered by Mr. Valdez during the month preceding the invoice. Payment shall be made to Valdez Productions within ten (10) business days following the Company’s receipt of each such invoice. All invoices shall be directed to the attention of the Chief Executive Officer or his designee.
(b) Stock Options. Within ten (10) business days of the execution of this Agreement, a grant of nonqualified stock options shall be provided to Valdez Productions to purchase shares of the Company’s common stock in an amount equal to the greater of 210,000 shares or the number of shares that equals One Percent (1%) of the fully-diluted shares of the Company (the “Optioned Shares”), and at the price set forth in the Non-Qualified Stock Option Agreement executed by Valdez Productions and the Company in conjunction with this Agreement, one-third of the optioned shares shall vest and become exercisable on October 24, 2008 and the remaining two-thirds of the optioned shares will vest and become exercisable in twenty-four (24) equal monthly installments commencing immediately thereafter.
4. PERFORMANCE OF DUTIES
(a) Good Faith Performance. Consultant agrees that it will at all times faithfully, industriously, and to the best of its ability, experience and talent, and in good faith, perform all of the duties that may be required pursuant to the express terms hereof, and the Company will provide all necessary information and other support appropriate to the performance of the Services. Consultant shall report directly to the Chief Executive Officer of the Company for the Term of this Agreement.
(b) Location. Consultant agrees that Mr. Valdez will primarily perform the Services from the office of Valdez Productions. Travel outside of the Greater Los Angeles area shall require approval by Mr. Valdez, and reasonable and necessary business expenses for such long distance travel shall be paid by the Company provided such expenses have been pre-authorized by the Chief Executive Officer.
5. CONFIDENTIALITY.
During the term of this Agreement and at all times thereafter, the Consultant will keep confidential, not use for Consultant’s own benefit, and not divulge, furnish or make accessible to anyone any Confidential Information. As used herein, “Confidential Information” means all information concerning or related to the Services and the Company’s business, operations, financial condition and prospects of the Company and its Affiliates, regardless of the form in which such information appears and whether or not such information has been reduced to a tangible form, and will specifically include: (a) all information regarding the stockholders, directors, officers, employees, customers, suppliers, distributors, sales representatives and licensees of the Company and its Affiliates, in each case whether past, present or prospective; (b) all software, inventions, discoveries, trade secrets, processes, techniques, methods, formulae, ideas and know-how of the Company and its Affiliates; (c) all financial statements, audit reports, budgets and business plans or forecasts of the Company and its Affiliates, and (d) all Consultant Intellectual Property created by or for Consultant hereunder; provided, that Confidential Information will not include information which is or becomes generally known to the public through no act or omission of Consultant; “Affiliate” means any Person which controls, is controlled by or is under common control with the Company; “control” means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; and “Person” means any individual, firm, corporation, partnership, limited liability the Company, trust, estate, association or other legal entity.

6. OWNERSHIP AND USE OF INTELLECTUAL PROPERTY.
(a) Any protectable Intellectual Property relating to the Services that is conceived, developed, or reduced to practice, or caused to be conceived, developed, or reduced to practice, in whole or in part by Consultant in its performance of the Services, during Consultant’s engagement hereunder (the “Consultant Intellectual Property”) will be deemed to have been made or developed by Consultant and will be the exclusive property of Consultant. Consultant hereby grants to Company an exclusive, royalty-free, non-transferable, worldwide license to make and use the Consultant Intellectual Property throughout the Term of this Agreement and for a period of six (6) months after termination of this Agreement. Notwithstanding the foregoing, Consultant shall be permitted to use the Consultant Intellectual Property related to the Special Services solely for media programming in English during the Term of this Agreement. The Parties agree that during the Term of this Agreement, Consultant shall not use the Consultant Intellectual Property relating to the Spanish-language Special Services for any entity other than Company. The Parties agree that Consultant, during the Term of this Agreement, shall use its best efforts to mark and/or brand any Consultant Intellectual Property used for third parties with Company’s trademarks; provided, however, Consultant shall only be permitted to use Company’s trademarks, service marks, and/or trade dress with the prior written approval of Company. Notwithstanding this Section 6(a), nothing in this Agreement shall be construed to grant Consultant any rights in (i) Company customer data, (ii) Company trademarks, service marks and trade dress, and/or (iii) Company Confidential Information, and Company hereby retains all such rights. During the Term of this Agreement and for a period of six (6) months after termination of this Agreement, Consultant hereby agrees to pay Company twenty percent (20%) of any net revenue related to Consultant’s exploitation of Consultant Intellectual Property with third parties.
(b) As used herein, “Intellectual Property” means any and all Inventions, Works, trade secrets, trademarks, mask works, and copyrights. “Invention(s)” means any and all discoveries, improvements, ideas, concepts, creative works, and designs, whether or not in writing or reduced to practice, and whether or not they are patentable, including, but not limited to, processes, methods, formulas, and techniques and know-how; and “Works” means those works fixed in any tangible medium of expression from which they can be perceived, reproduced, or otherwise communicated, either directly or with the aid of a machine or device, whether or not they are copyrightable.
7. RIGHT OF FIRST REFUSAL.
(a) If Consultant desires to sell or transfer any of its interests in or any of its content that it developed for the Affiliated Businesses, to another entertainment company, the Consultant shall afford the Company a right of first refusal.
(b) Consultant shall provide the Company with ninety (90) days’ prior written notice of its intention to make a transfer of any of its interests in or any of its content that it developed for the Affiliated Businesses (the “Disposition Notice”). In the Disposition Notice, the Consultant shall specify the price at which the interests or content is proposed to be sold or transferred, the portion of the Consultant’s interest or content to be sold or transferred, the identity of the proposed purchaser or transferee, and the terms and conditions of the proposed transfer or sale.
(c) The Company may elect within sixty (60) days after receiving the Disposition Notice, to purchase the interests or content to be sold or transferred by the Consultant at the proposed price as contained in the Disposition Notice. The terms and conditions of the purchase by the Company shall be the terms and conditions of the proposed transfer or sale as set forth in the Disposition Notice. Any purchase pursuant to the foregoing alternative method shall be made in cash within sixty (60) days after receiving the Disposition Notice.

(d) If the Company decides not to purchase the interest or content offered by the Consultant, within thirty (30) days after the Company reaches such decision, and, in any event, at the expiration of the first sixty (60) days of the notice period specified in Section 7(b), the Company shall so notify the Consultant. The notice shall state that the Company did not exercise its option to purchase the interest or content developed for the Affiliated Businesses offered by the Consultant.
(f) If the Company does not purchase the interests or content covered by the Disposition Notice as provided in the foregoing subsections of this Section 7 within the first ninety (90) days of the notice period, the Consultant may sell the interest or content to Person other than the Company, provided that any disposition must be made on the terms and conditions and to the party specified in the Disposition Notice and must be consummated within the ninety (90) day notice period.
8. NON-DISPARAGEMENT.
(a) Neither Mr. Valdez, Valdez Productions nor Valdez Productions’ shareholders, officers, directors, members, managers, or employees will make any statements (or cause or encourage others to make any statements), written or verbal, that defame, disparage or in any way criticize the personal or business reputation, practices or conduct of the Company or its shareholders, officers, directors, or employees.
(b) Neither the Company nor the Company’s shareholders, officers, directors, members, managers, or employees will make any statements (or cause or encourage others to make any statements), written or verbal, that defame, disparage or in any way criticize the personal or business reputation, practices or conduct of Mr. Valdez, Valdez Productions or Valdez Productions’ shareholders, officers, directors, or employees.
9. REPRESENTATIONS AND WARRANTIES OF VALDEZ PRODUCTIONS.
Valdez Productions hereby represents and warrants to, and covenants with, the Company as follows:
(a) Valdez Productions has the full legal right and power and all authority required to enter into and to perform according to the terms of this Agreement. This Agreement is duly and validly executed and delivered by Valdez Productions, and constitutes legal, valid, and binding obligations of Valdez Productions enforceable against Valdez Productions in accordance with its terms.
(b) The execution, delivery and performance of this Agreement by Valdez Productions do not and will not (i) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement or other instrument or other understanding to which Valdez Productions is a party or by which any property or asset of Valdez Productions is bound or affected, or (ii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Valdez Productions is subject (including federal and state securities laws and regulations), or by which any property or asset of Valdez Productions is bound or affected. Consultant Intellectual Property does not misappropriate or infringe any third party intellectual property rights.
10. REPRESENTATIONS AND WARRANTIES OF COMPANY.
The Company hereby represents and warrants to, and covenants with, the Consultant as follows:

(a) The Company has the full legal right and power and all authority required to enter into and to perform according to the terms of this Agreement. This Agreement is duly and validly executed and delivered by the Company, and constitutes legal, valid, and binding obligations of the Company enforceable against the Company in accordance with its terms.
(b) The execution, delivery and performance of this Agreement by the Company does not and will not (i) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement or other instrument or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (ii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected.
11. INDEPENDENT CONSULTANT RELATIONSHIP.
At all times during the Term, Consultant and the Company shall have the relationship of independent contractors. In no event shall Consultant be deemed to be an employee of the Company, and Consultant shall not at any time be entitled to any Company employment rights or benefits or be deemed to be an agent of the Company or have any power to bind or commit the Company or otherwise act on the Company’s behalf unless expressly authorized to do so in writing by an officer of the Company. Consultant shall have the independent authority to determine the means and manner of engaging in the Services within the reasonable guidelines established by the Company.
12. TERMINATION
(a) Expiration of Term. The Term of this Agreement shall continue for successive three (3) month periods unless terminated in accordance with Section 2 hereof.
(b) Death or Disability. If Mr. Valdez dies during the Term of this Agreement, this Agreement shall be deemed to terminate on the date of Mr. Valdez’s death.
(c) Without Cause. Valdez Productions or the Company may terminate the Term of this Agreement without cause upon providing thirty (30) days written notice to the Company.
(d) Compensation on Termination. In the event of termination of the Term of this Agreement by (i) the Company for any reason other than for cause or by Consultant without cause or (ii) the death of Mr. Valdez, Valdez Productions shall be entitled to payment for the Services rendered by Mr. Valdez up to and including the date of termination of the Term of this Agreement and the Optioned Shares shall immediately vest and become exercisable for a period of two years following the termination. In the event of termination of the Term of this Agreement by the Company with cause, the Optioned Shares shall cease to vest as of the date of termination of the Term of this Agreement; however, Valdez Productions shall be permitted to exercise the Optioned Shares, which have fully vested prior to such date of termination for a period of two years following the date of termination.
(e) Compensation upon a Change of Control. In the event of termination of the Term of this Agreement by (i) the Company for any reason other than for cause or by Consultant without cause or (ii) the death of Mr. Valdez, Valdez Productions shall be entitled to payment for the Services rendered by Mr. Valdez up to and including the date of termination of the Term of this Agreement and the Optioned Shares shall immediately vest and become exercisable for a period of two years following the termination. In the event of termination of the Term of this Agreement by the Company with cause, the Optioned Shares shall cease to vest as of the date of termination of the Term of this Agreement; however, Valdez Productions shall be permitted to exercise the Optioned Shares, which have fully vested prior to such date of termination for a period of two years following the date of termination.

13. Notices. All notices required or permitted by the terms of this Agreement shall be sufficient if given in writing and delivered personally, by facsimile, or by certified mail or courier service, requiring written acknowledgement of receipt, to the following addresses for the persons or entities listed:

For the Company:	John C. Abbott
Chief Executive Officer
Quepasa Corporation
7550 E. Redfield Road
Scottsdale, AZ 85260
Fax: (___) _________

With a copy to:
Travis J. Leach, Esq.
Snell & Wilmer, L.L.P.
One Arizona Center
Phoenix, Arizona 85004
Fax: (602) 382-6070

For Mr. Valdez and
Valdez Productions:	Channing D. Johnson, Esq.
Akin Gump Strauss Hauer & Feld LLP
2029 Century Park East, Suite 2400
Los Angeles, CA 90067
Facsimile: (310) 229-1001
14. Governing Law. This Agreement is governed by and shall be construed and interpreted according to the laws of the State of Nevada.
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Execution Version
IN WITNESS WHEREOF, this Agreement is effective between the parties as of the Effective Date.

THE COMPANY:			THE CONSULTANT:

	QUEPASA CORPORATION		JEFF VALDEZ

	By:	/s/ John C. Abbott	/s/ Jeff Valdez

Name: John C. Abbott
	Title: Chief Executive Officer		Date:	March 27, 2008

Date:	March 27, 2008

VALDEZ PRODUCTIONS, INC.

By:

Name:

Title:

Date:

Signature Page for Consulting Agreement